Exhibit 21.1
Subsidiaries of the Registrants
Centex Land Vista Ridge Lewisville III General Partner, LLC
Centex Land Vista Ridge Lewisville III, L.P.
Harwood Insurance Services, LLC
Harwood Service Company LLC
Harwood Service Company Of Georgia, LLC
Harwood Service Company Of New Jersey, LLC
Homeselect Settlement Solutions, LLC
Nationstar 2009 Equity Corporation
Nationstar Advance Funding LLC
Nationstar Advance Funding II, LLC
Nationstar Equity Corporation
Nationstar Funding LLC
Nationstar Home Equity Loan Trust 2009-A
Nationstar Home Equity Loan 2009-A REO LLC
Nationstar Industrial Loan Company
Nationstar Industrial Loan Corporation
Nationstar Mortgage Advance Receivables Trust 2009-ADV1
Nationstar Mortgage Advance Receivables Trust 2010-ADV1
Nationstar Residual, LLC
NSM Recovery Services Inc.
NSM Foreclosure Services Inc.